Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is entered into on September 20, 2007 between Noble Corporation, a Delaware Corporation, (“Noble”), and Mark A. Jackson (“Jackson”) (Noble and Jackson are collectively referred to herein as the “Parties,” and individually as a “Party”). The “Effective Date” of this Agreement shall be on the eighth (8th) day after this Agreement has been signed by Jackson.
RECITALS
     WHEREAS, Jackson is employed by Noble as President, Chief Executive Officer and Chairman of the Board of Directors (“Board”);
     WHEREAS, because of his employment as an executive of Noble, Jackson has obtained intimate and unique knowledge of all aspects of Noble’s business operations, current and future plans, financial plans and other confidential and proprietary information;
     WHEREAS, Jackson and Noble mutually desire to terminate their employment relationship and all other officer, director and employee positions held by Jackson in Noble and in any of its subsidiaries or affiliates effective as of September 20, 2007;
     WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning Jackson’s hiring, employment and separation from Noble, and all disputes over benefits and compensation connected with such employment.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties do hereby agree as follows:
     1. Employment Termination. Jackson’s employment and all positions held by Jackson with Noble are terminated effective September 20, 2007 (“Separation Date”). On the Separation Date, Jackson shall resign his positions as Chairman of the Board, Chief Executive Officer and as President of Noble, and all other director, officer, and employee positions with the Board, Noble and any of Noble’s subsidiaries or affiliates. On the Separation Date, Jackson shall execute and deliver to Noble a resignation letter in the form attached hereto as Exhibit A. After the Separation Date, Jackson shall, as Noble may reasonably request, provide any other documents to Noble to effect such resignations. This Agreement cancels and supersedes all prior agreements, oral or written, relating to Jackson’s employment with Noble except as otherwise provided in this Agreement.
     2. Certain Payments and Benefits.
          (a) Accrued Obligations. Within seven (7) days following the Separation Date, Noble shall pay Jackson an amount of cash for all salary earned but unpaid through the Separation Date, minus appropriate payroll taxes and withholdings, and amount of cash equal to all accrued but unused vacation as of the Separation Date, minus appropriate payroll taxes and withholdings (“Accrued Obligations”). Except as otherwise provided in this Agreement or as required by law, all other compensation, bonus, commission, severance, equity, expense reimbursements, vacation and benefits which relate to Jackson’s employment with Noble, including any benefits set forth in any plan, policy or program, shall cease as of the Separation Date.

          (b) Separation Payments. Subject to Jackson’s consent to and fulfillment of his obligations under this Agreement, and provided that Jackson does not revoke this Agreement pursuant to Paragraph 16, Noble shall pay Jackson (1) the amount of Seven Hundred Fifty Thousand U.S. dollars (USD $750,000.00), minus normal payroll withholdings and taxes, which is an amount equal to one year of Jackson’s base salary in effect as of the Separation Date, and (2) the amount of Five Hundred Sixty Two Thousand Five Hundred U.S. dollars (USD $562,500), minus normal payroll withholdings and taxes, which is an amount equal to the bonus amount Jackson could have earned (on a pro rated basis through the Separation Date) under Noble’s 2007 Short Term Incentive Plan had he remained employed with Noble through December 31, 2007 (the amounts in (1) and (2) are referred to collectively as the “Separation Payments”). Noble shall pay the Separation Payments to Jackson in a lump sum payment within 20 days after the Effective Date of this Agreement. The Separation Payments shall not be treated as compensation for purposes of Noble’s 401(k) Plan, 401(k) Restoration Plan, The Noble Drilling Corporation Salaried Employees’ Retirement Plan or any other retirement plan.
          (c) Equity Awards. Jackson and Noble acknowledge that Jackson currently holds certain nonqualified stock options granted under Noble’s 1991 Stock Option and Restricted Stock Plan, as amended (the “Plan”), pursuant to the Noble Corporation Nonqualified Stock Option Agreements dated September 1, 2000, April 20, 2004, April 27, 2005, February 2, 2006, April 26, 2006, and February 13, 2007 (the “Stock Options”) and certain time-vested restricted stock granted under the Plan pursuant to the Noble Corporation Time-Vested Restricted Stock Agreements dated April 27, 2005, February 2, 2006, April 26, 2006, and February 13, 2007 (the “Time-Vested Restricted Stock”). As of the Separation Date, all of the shares subject to (i) the Stock Options, to the extent unvested, shall be immediately vested, and shall be exercisable in accordance with the terms and conditions of the agreements granting such Stock Options and (ii) the Time-Vested Restricted Stock, to the extent unvested, shall be immediately vested. Except as otherwise expressly provided in this Paragraph 2(c), all equity awards previously granted under the Plan by Noble to Jackson and outstanding as of the Separation Date, including without limitation, any grants of performance-vested restricted stock, shall continue to be governed by the terms and conditions of the applicable award agreements, including, without limitation, any provisions providing for forfeiture of such awards upon Jackson’s termination of employment with Noble. Notwithstanding anything to the contrary contained herein, in the event Jackson does not consent to and fulfill his obligations under this Agreement during the Separation Period or, he revokes this Agreement in accordance with Paragraph 16 below, any Stock Options or Time-Vested Restricted Stock that vested in accordance with this Paragraph 2(c) shall be immediately forfeited and of no further force or effect.
          (d) Benefits. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Jackson is eligible for and elects COBRA continuation coverage under Noble’s medical, dental or vision plan, Noble shall continue to cover Jackson under Noble’s medical, dental or vision plan, and Noble shall pay the same portion of Jackson’s individual premiums for such coverage as the portion of said premiums that Noble paid for Jackson immediately prior to the Separation Date, until the earlier of: (i) September 20, 2008; (ii) the date that Jackson obtains full-time employment with another entity, dies, or breaches the Agreement; or (iii) the date Jackson’s coverage under Noble’s medical, dental or vision plan terminates for any reason. After September 20, 2008, Jackson may continue COBRA continuation coverage pursuant to COBRA, if he so elects and is eligible, provided that Jackson shall be solely responsible for the payment of any COBRA premiums for continued coverage for all periods after September 20, 2008.

To the extent the benefits provided under this Paragraph 2(d) are otherwise taxable to Jackson, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations and other guidance issued thereunder) (“Section 409A”) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year. Noble shall provide Jackson under separate cover at his home address, information necessary and as required by law to facilitate the transfer or rollover of his 401(k) account and information regarding COBRA election. Benefits provided under this Paragraph 2 to Jackson or to his spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of Noble.
          (e) Waiver of Additional Compensation or Benefits. Other than compensation, payments and benefits expressly provided for in this Agreement, Jackson shall not be entitled to any additional compensation, bonus, stock options, commissions, benefits, severance payments or grants under any benefit plan, severance plan or bonus or incentive program established by Noble or any of Noble’s affiliates. Jackson acknowledges that any vested interest held by Jackson in Noble’s 401(k) Plan, retirement plan and any other plans in which Jackson participates, including the 401(k) matching payments for contributions made up to and including the Separation Date, shall be distributed in accordance with the terms of the plan and applicable law. The release in Paragraph 4 shall be deemed to cover any and all claims Jackson may be entitled to regarding his compensation, bonuses, stock options or grants and any other benefits he may or may not have received during his employment with Noble.
     3. Press Release. In connection with the termination of Jackson’s employment with Noble, Jackson consents to Noble’s issuance of a press release, and internal communications and external communications regarding his separation from his employment with Noble.
     4. General Release and Waiver. Jackson, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Noble and all of its affiliates, and each of their respective past and present officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Jackson’s employment with Noble or its affiliates or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation

Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Jackson further agrees that Jackson will not file or permit to be filed on Jackson’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Jackson’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against Noble or its affiliates. However, by executing this Agreement, Jackson hereby waives the right to recover in any proceeding Jackson may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Jackson’s behalf. This release shall not apply to any of Noble’s obligations under this Agreement, or any vested 401(k), or vested continuing benefits to which Jackson is entitled under this Agreement, COBRA continuation coverage benefits, indemnification to which Jackson may be entitled, or any other similar benefits required to be provided by statute. Jackson acknowledges that certain of the payments and benefits provided for in Paragraph 2 of this Agreement constitute good and valuable consideration for the release contained in this Paragraph 4.
     5. Return of Noble Property. Within five (5) days of the Separation Date, Jackson shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in his possession which belongs to Noble or any one or more of its affiliates, including, without limitation, all, computer access codes, Blackberries, mobile telephones, credit cards, keys and access cards; and (b) deliver all original and copies of notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) Noble or any one or more of its affiliates, or (2) Noble or any one or more of Noble’s affiliates’ financial statements, business contacts, and sales including but not limited to business plans, monthly financial reviews, budget materials, acquisition materials, and Noble offering memorandums. Jackson represents and warrants that he has not retained and has or shall timely return and deliver all the items described or referenced in subparagraphs (a) or (b) above; and, that should he later discover additional items described or referenced in subparagraphs (a) or (b) above, he shall promptly notify Noble and return/deliver such items to Noble.
     6. Covenants. To protect Noble’s Confidential Information and in consideration of the compensation and benefits provided herein, Jackson agrees that it is necessary to enter into the following restrictive covenants:
          (a) Non-Solicitation. For a period of one (1) year following the Separation Date, Jackson shall not, without the prior written consent of the Chief Executive Officer of Noble, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons: solicit, induce, hire or attempt to hire, solicit or induce, on behalf of himself or any other person or entity, any executive, officer, or employee of Noble who was employed by Noble at the time of such solicitation to terminate his/her employment with Noble and/or accept employment or any other relationship elsewhere; and
          (b) Non-Disclosure. Jackson shall keep secret and shall not use or disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information. Jackson acknowledges that during his employment, Noble provided him with information that is considered Confidential Information, as defined below. Jackson shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, the Confidential Information and agrees to immediately notify Noble in the event of any unauthorized use or disclosure of the Confidential Information. “Confidential Information” includes, without limitation, all processes, policies, procedures, mechanisms, and software developed by Noble and all materials relating thereto, as well as all scientific study or research, drawings, data, concepts, inventions, technology, plans, formulas, studies, reports, blueprints, specifications, designs, parameters, and other technical knowledge, all sales leads and marketing plans, strategies and tactics, financial plans and information, investment plans and information, employee lists and information, and all lists, contact information and identities, and other business affairs of Noble learned by Jackson at any time during his employment. The Parties acknowledge that this Paragraph 6 is material to this Agreement. Information Jackson knew before working for Noble or that is generally available or known to the general public or obtained from sources other than Noble or anyone affiliated with Noble is not confidential and this Agreement shall not prevent Jackson from discussing such public information with any person or entity who is already aware of that information.
     7. Breach of Agreement. In the event Jackson fails to materially fulfill any of his obligations in this Agreement during the Separation Period, or Jackson or anyone acting on his behalf brings suit against Noble seeking to declare any term of this Agreement void or unenforceable and if one or more material terms of this Agreement are ruled by a court or arbitrator to be void or unenforceable or subject to reduction or modification, Noble shall be entitled to (a) terminate the Agreement, (b) terminate any remaining Separation Payments set forth in Paragraph 2, and Jackson will not be entitled to receive any remaining Separation Payments, (c) recover Separation Payments and all other benefits set forth in Paragraph 2 already paid to Jackson (except for the sum of $1,000) upon court order, (d) recover attorneys’ fees, expenses and costs Noble incurs in such action, and/or (e) recover any and all other damages to which Noble may be entitled at law or in equity as a result of a breach of this Agreement.
     8. Non-Disparagement. Jackson shall not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Noble, its officers, directors or employees, products, services, operations, technology, proprietary or business information, or cause others to disclose, communicate, or publish any disparaging information concerning the same and that he shall not take any action deemed to interfere with the overall operation of Noble. Jackson shall not disclose, directly or indirectly, communicate, or publish any disparaging information concerning the terms of his employment with Noble, any other circumstance that arose from his employment with Noble or separation from employment, or any action or event that occurred during his employment with Noble, or cause others to disclose, communicate, or publish any disparaging information concerning the same.
     9. Indemnification. This Agreement does not terminate any right Jackson may have to indemnification under Noble’s organizational documents, applicable law, or Noble’s Directors’ and Officers’ liability insurance policy as in effect from time to time; provided, however, that any such rights shall remain subject to all applicable terms of such organizational documents, law and/or insurance policy, as in effect from time to time. Without limiting the foregoing, Noble acknowledges and agrees that reasonable and customary travel expenses Jackson incurs in connection with the current governmental investigation shall be deemed indemnifiable expenses, so long as Jackson is otherwise entitled to indemnification for his fees and expenses.
     10. Not An Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
     11. Voluntary Execution of the Agreement. Each Party acknowledges that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Separation Agreement and the General Release. Jackson acknowledges and agrees that Jackson is not represented by counsel for Noble or the Board, and further agrees that he has been represented by the law firm of Mayer Brown in connection with his execution of this Agreement. Jackson further represents that he has not transferred or assigned to any person or entity any claim involving Noble or any portion thereof or interest therein.
     12. Confidentiality of Agreement. The Parties shall keep confidential the specific terms of this Agreement and shall not disclose same to any person except that (a) Jackson may inform his spouse and his financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement, and (b) Noble may inform its financial, tax, business and legal advisors, or anyone else with a need to know, of the contents or terms of this Agreement. Before sharing the Agreement or its terms with any permissible party, Jackson and Noble shall notify them of this confidentiality requirement. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by Noble or its affiliates, or pursuant to any other applicable law.
     13. Binding Effect. This Agreement shall be binding upon Noble and upon Jackson and his heirs, administrators, representatives, executors, successors and assigns. In the event of Jackson’s death, this Agreement shall operate in favor of his estate and all payments, obligations and consideration will continue to be performed in favor of his estate.
     14. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
     15. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Jackson’s employment with Noble, the subject matter of this Agreement or any other term or condition of the relationship between Noble and Jackson. Jackson represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by Noble, its attorneys or its agents except as expressly contained in this Agreement.
     16. Knowing and Voluntary Waiver. Jackson, by Jackson’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims he may have under the Age Discrimination in Employment Act, as amended prior to the date on which he signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Jackson acknowledges that the payments and benefits provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.
This Agreement shall become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Jackson (the “Effective Date”). During the seven-day period prior to the Effective Date, Jackson may revoke his agreement to accept the terms hereof by indicating in writing to Noble his intention to revoke. If Jackson exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Jackson agrees that he will immediately reimburse Noble for the amounts of such payments and benefits.
     17. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Jackson:	Mark A. Jackson
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 7747

If to Noble:	Executive Vice President & Corporate Secretary
Senior Vice President & General Counsel
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
     Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, fax, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications are to be delivered by giving the other party notice.
     18. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. Noble and Jackson agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties. Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in Harris County, Texas.
     19. Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.
     20. No Assignment Of Claims. Jackson represents and agrees that he has not transferred or assigned, to any person or entity, any claim involving Noble, or any portion thereof or interest therein.
     21. No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
D-1570309.6

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.
AGREED TO BY:

/s/ Mark A. Jackson	September 20, 2007

Mark A. Jackson	Date

STATE OF TEXAS

COUNTY OF FORT BEND
     Before me, a Notary Public, on this day personally appeared Mark A. Jackson, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.
     Given under my hand and seal of office this 20th day of September, 2007.

/s/ Linda L. Macias
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

NOBLE CORPORATION

By:	Julie J. Robertson
Title:	Executive Vice President and Corporate Secretary
Date:	September 20, 2007

STATE OF TEXAS
COUNTY OF FORT BEND
     Before me, a Notary Public, on this day personally appeared Julie J. Robertson, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Julie J. Robertson, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office this 20th day of September, 2007.

/s/ Linda L. Macias
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

September 20, 2007
Board of Directors
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
I hereby resign my positions as Chairman of the Board of Directors, Chief Executive Officer and as President of Noble Corporation (“Noble”), and all other officer, director and employee positions of the Board, Noble and its subsidiaries and affiliates, effective immediately.
Sincerely,
Mark A. Jackson